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                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-72017 of Allstate Life Insurance Company Separate Account A of Allstate Life Insurance Company on Form N-4 of our report dated April 2, 1999 relating to the combined statutory basis financial statements of Allstate Life Insurance Company, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectuses of Allstate Life of Insurance Company Separate Account A of Allstate Life Insurance Company), which are part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

                                                  /s/ Deloitte & Touche

Chicago Illinois
February 1, 2000